New Hampshire Thrift Bancshares, Inc. Announces Earnings for Second Quarter

NEWPORT, NH -- (Marketwire - July 13, 2010) - New Hampshire Thrift Bancshares, Inc. (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the Bank), today reported consolidated net income for the six months ended June 30, 2010 of $3,723,971, or $0.60 per common share (assuming dilution), compared to $3,014,412, or $0.48 per common share (assuming dilution), for same period in 2009, an increase of $709,559, or 23.54%. For the quarter ended June 30, 2010, NHTB reported consolidated net income of $2,002,473, or $0.32 per common share (assuming dilution), compared to $1,682,258, or $0.27 per common share (assuming dilution), for the quarter ended June 30, 2009, an increase of $320,215, or 19.03%. The Company's returns on average assets and average equity for the six months ended June 30, 2010 were 0.76% and 8.38%, respectively, compared to 0.68% and 7.18%, respectively, for the same period in 2009.

Net income of $3,723,971 for the six months ended June 30, 2010 includes an increase of $2,035,798, or 15.49%, in net interest and dividend income. This increase was partially offset by a decrease of $652,630 in net gains on the sales of investment securities and other real estate owned and a decrease of $753,291 in gains on sales of loans. Net income of $2,002,473 for the quarter ended June 30, 2010 includes an increase of $1,033,615, or 15.74%, in net interest and dividend income. This increase was partially offset by a decrease of $48,840 in net gains on the sales of investment securities and other real estate owned and a decrease of $611,737 in gains on sales of loans. The Bank's interest rate margin increased to 3.52% at June 30, 2010, compared to 3.39% at June 30, 2009. Total loan production for the six months ended June 30, 2010 was $137,296,129, compared to $182,317,191 for the six months ended June 30, 2009 which reflects a reduced demand for the refinancing of loans.

Total assets amounted to $993,206,447 at June 30, 2010, compared to $912,271,721 at June 30, 2009, an increase of 8.87%. Net loans held in portfolio increased $18,639,009, or 2.95%, to $649,783,266 at June 30, 2010, from $631,144,257 at June 30, 2009. The allowance for loan losses increased $2,814,116 to $10,046,853 at June 30, 2010, from $7,232,737 at June 30, 2009. Non-performing loans as a percentage of total loans amounted to 1.48% at June 30, 2010 compared to 1.03% at June 30, 2009. Total deposits increased $45,386,883, or 6.64%, to $729,209,321 at June 30, 2010 from $683,822,438 at June 30, 2009. Advances from the Federal Home Loan Bank increased by $29,868,863, or 31.08%, from $96,090,498 at June 30, 2009 to $125,959,361 at June 30, 2010.

Stockholders' equity of $92,470,840 resulted in a book value of $14.27 per common share at June 30, 2010 based on 5,771,772 shares of common stock outstanding, an increase of $1.07, or 8.11%, per common share from a year ago and a tangible book value of $9.25 per common share at June 30, 2010, an increase of $1.16, or 14.34%, per common share from a year ago. As previously announced, a regular quarterly dividend of $.13 per share is payable on July 30, 2010 to stockholders of record of July 23, 2010. The Bank remains well-capitalized with a Tier I Capital ratio of 8.25% at June 30, 2010.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont.

                  New Hampshire Thrift Bancshares, Inc.
                     Selected Financial Highlights

                           Three Months Ended         Six Months Ended
                         6/30/2010    6/30/2009    6/30/2010    6/30/2009
                        ------------ ------------ ------------ ------------
Interest and Dividend
 Income                 $  9,981,343 $  9,766,033 $ 20,008,462 $ 19,658,161
Interest Expense           2,380,262    3,198,567    4,829,555    6,515,052
Net Interest and
 Dividend Income           7,601,081    6,567,466   15,178,907   13,143,109
Provision for Loan
 Losses                      531,000      630,000    1,545,000    2,395,000
Noninterest Income         2,144,575    2,826,695    4,331,030    5,661,598
Noninterest Expense        6,398,127    6,299,994   12,500,369   11,994,520
Provision for Income
 Tax                         814,056      781,908    1,740,597    1,400,776
Net Income              $  2,002,473 $  1,682,258 $  3,723,971 $  3,014,412
Net Income Available to
 Common Stockholders    $  1,994,551 $  1,557,258 $  3,588,716 $  2,784,340
Earnings Per Common
 Share, basic           $       0.32 $       0.27 $       0.60 $       0.48
Earnings Per Common
 Share, assuming
 dilution (1)           $       0.32 $       0.27 $       0.60 $       0.48
Dividends Declared      $       0.13 $       0.13 $       0.26 $       0.26

                                          As of 6/30/2010  As of 6/30/2009
                                          ---------------  ---------------
Total Assets                              $   993,206,447  $   912,271,721
Loans receivable, net                         649,783,266      631,144,257
Securities                                    237,939,718      174,562,241
Total Deposits                                729,209,321      683,822,438
Federal Home Loan Bank Advances               125,959,361       96,090,498
Stockholders' Equity                           92,470,840       86,251,510
Book Value of Common Shares Outstanding   $         14.27  $         13.20
Tangible Book Value of Common Shares
 Outstanding                              $          9.25  $          8.09
Tier I Core Capital to Assets                        8.25%            8.45%
Common Shares Outstanding                       5,771,772        5,769,772
Return on Average Assets                             0.76%            0.68%
Return on Average Equity                             8.38%            7.18%
Non-performing Loans as a % of Total
 Loans                                               1.48%            1.03%

(1)  Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For additional information contact:
Stephen R. Theroux
President
603-863-0886